Exhibit 3.1

NORTHSTAR REALTY FINANCE CORP.

ARTICLES SUPPLEMENTARY

NorthStar Realty Finance Corp., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: 3,220,000 shares of authorized but unissued Preferred Stock (as defined in the charter of the Company (the “Charter”)), are reclassified as shares of Series B Preferred Stock (as defined in the Charter), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series B Preferred Stock set forth in the Charter.

SECOND: The additional shares of Series B Preferred Stock have been classified and designated by the Board of Directors under the authority contained in the Charter. After giving effect to the classification and designation of the additional shares of Series B Preferred Stock set forth herein, the Corporation has authority to issue 14,920,000 shares of Series B Preferred Stock.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Co-President, Chief Operating Officer and Secretary and attested to by its Executive Vice President, General Counsel and Assistant Secretary on this 12th day of July, 2012.

NORTHSTAR REALTY FINANCE CORP.

By	/s/ Albert Tylis
Albert Tylis
Co-President, Chief Operating Officer
and Secretary

ATTEST:

/s/ Ronald J. Lieberman
Ronald J. Lieberman
Executive Vice President, General Counsel and Assistant Secretary